ANNEX C



                         AGREEMENT AND PLAN OF MERGER

                                  by and among

                                 VF CORPORATION

                            SEQUOIA ACQUISITION, INC.

                                      and

                              THE NORTH FACE, INC.

                                     dated

                                 APRIL 7, 2000


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                               TABLE OF CONTENTS
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                                                                                 PAGE

ARTICLE I THE OFFER AND MERGER..................................................   2
      Section 1.1       The Offer...............................................   2
      Section 1.2       Company Actions.........................................   3
      Section 1.3       Directors...............................................   4
      Section 1.4       The Merger..............................................   5
      Section 1.5       Effective Time..........................................   6
      Section 1.6       Closing.................................................   6
      Section 1.7       Directors and Officers of the Surviving Corporation.....   6
      Section 1.8       Effects of the Merger...................................   6
      Section 1.9       Stockholders' Meeting...................................   6
      Section 1.10      Merger Without Meeting of Stockholders..................   7
      Section 1.11      Earliest Consummation...................................   7

ARTICLE II CONVERSION OF SECURITIES.............................................   7
      Section 2.1       Conversion of Capital Stock.............................   7
      Section 2.2       Dissenting Shares.......................................   8
      Section 2.3       Surrender of Shares; Stock Transfer Books...............   8
      Section 2.4       Company Stock Plans.....................................  10
      Section 2.5       Adjustments.............................................  11
      Section 2.6       Lost Certificates.......................................  11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................  11
      Section 3.1       Corporate Existence and Power...........................  11
      Section 3.2       Corporate Authorization.................................  12
      Section 3.3       Consents And Approvals; No Violations...................  12
      Section 3.4       Capitalization..........................................  13
      Section 3.5       Subsidiaries............................................  14
      Section 3.6       SEC Documents...........................................  14
      Section 3.7       Financial Statements....................................  15
      Section 3.8       Absence Of Undisclosed Liabilities......................  15
      Section 3.9       Information in Proxy Statement and Offer Documents......  15
      Section 3.10      Absence of Certain Changes..............................  16
      Section 3.11      Taxes...................................................  17
      Section 3.12      Employee Matters........................................  18
      Section 3.13      Litigation; Compliance With Laws........................  20
      Section 3.14      Labor Matters...........................................  20
      Section 3.15      Certain Contracts and Arrangements......................  21
      Section 3.16      Environmental Matters...................................  21
      Section 3.17      Intellectual Property...................................  22
      Section 3.18      Opinion Of Financial Advisor............................  23
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                                      -i-

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                               TABLE OF CONTENTS
                                  (CONTINUED)
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                                                                                  PAGE

      Section 3.19      Board Recommendation....................................   23
      Section 3.20      Rights Plan; Antitakover Statues........................   23
      Section 3.21      Finders' Fees...........................................   24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...............   24
      Section 4.1       Corporate Existence and Power...........................   24
      Section 4.2       Authorization...........................................   24
      Section 4.3       Consents And Approvals; No Violations...................   25
      Section 4.4       Information in Proxy Statement..........................   26
      Section 4.5       Share Ownership.........................................   26
      Section 4.6       Financing...............................................   26
      Section 4.7       Finders' Fees...........................................   26

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER................................   26
      Section 5.1       Acquisition Proposals...................................   26
      Section 5.2       Interim Operations of the Company.......................   27
      Section 5.3       No Solicitation.........................................   27
      Section 5.4       Notices of Certain Events...............................   28

ARTICLE VI ADDITIONAL AGREEMENTS................................................   29
      Section 6.1       Proxy Statement.........................................   29
      Section 6.2       Meeting of Stockholders of the Company..................   29
      Section 6.3       Additional Agreements...................................   29
      Section 6.4       Access; Confidentiality.................................   29
      Section 6.5       Consents and Approvals..................................   30
      Section 6.6       Publicity...............................................   30
      Section 6.7       Directors' and Officers' Insurance and Indemnification..   30
      Section 6.8       Purchaser Compliance....................................   31
      Section 6.9       Best Efforts............................................   31
      Section 6.10      Employee Benefits.......................................   32
      Section 6.11      Further Assurances......................................   32

ARTICLE VII CONDITIONS..........................................................   33
      Section 7.1       Conditions to Each Party's Obligations to Effect the
                        Merger.................................. ...............   33

ARTICLE VIII TERMINATION........................................................   33
      Section 8.1       Termination.............................................   33
      Section 8.2       Effect of Termination...................................   34

ARTICLE IX MISCELLANEOUS........................................................   35
      Section 9.1       Amendment and Modification..............................   35
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                                      -ii-

                               TABLE OF CONTENTS
                                  (continued)

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
      Section 9.2       Non_Survival of Representations and Warranties..........   35
      Section 9.3       Expenses................................................   35
      Section 9.4       Notices.................................................   36
      Section 9.5       Interpretation..........................................   37
      Section 9.6       Counterparts............................................   37
      Section 9.7       Entire Agreement; No Third Party Beneficiaries..........   37
      Section 9.8       Severability............................................   38
      Section 9.9       Specific Performance....................................   38
      Section 9.10      Governing Law...........................................   38
      Section 9.11      Jurisdiction............................................   38
      Section 9.12      WAIVER OF JURY TRIAL....................................   38
      Section 9.13      Assignment..............................................   38
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                                     -iii-

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated April 7, 2000, by and among VF Corporation, a Pennsylvania corporation ("Parent"), Sequoia Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and The North Face, Inc., a Delaware corporation (together with its subsidiaries from time to time (except as the context may otherwise require), (the "Company")).

         WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance thereof, it is proposed that Purchaser make a cash tender offer (the "Offer") to acquire all shares (the "Shares") of the issued and outstanding common stock, par value $0.0025 per share, of the Company (including the associated preferred share purchase rights issued pursuant to the Rights Agreement (as defined in Section 3.20)), for $2.00 per share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price" and the aggregate being referred to herein as the "Offer Consideration");

         WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Parent, Purchaser and the Company have each approved the Merger (as defined below) following the Offer in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding Share not owned directly or indirectly by Parent, Purchaser or the Company will be converted into the right to receive an amount equal to the Offer Price in cash; and

         WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                              THE OFFER AND MERGER
Section 1.1       The Offer.

                  (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and none of the events set forth in Annex A shall have occurred and be existing, as promptly as practicable (but in no event later than the later of (i) ten business days after a public announcement of the execution of this Agreement and (ii) the first business day following the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of its Annual Report on Form 10_K for the Fiscal Year Ended December 31, 1999 (the "1999 10_K")), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d_2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer at the Offer Price. Subject only to the conditions set forth in Annex A hereto, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer prior to its expiration date. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") subject to the conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any conditions to the Offer and to make any change in the terms or conditions to the Offer, provided that, except as provided in Section 1.1(d), Purchaser shall not, without the prior consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Annex A, (iv) amend any condition of the Offer set forth in Annex A, or (v) amend or waive satisfaction of the Minimum Condition (as defined in Annex A hereto). Purchaser shall on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment, and pay for, Shares tendered as soon as it is legally permitted to do so under applicable law, subject to Section 1.1(d) (the "Acceptance Date"). Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer.

                  (b) As soon as practicable on the date the Offer is commenced, Parent and Purchaser shall file with the SEC a Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO") with respect to the Offer. The Schedule TO will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Purchaser agree that the Offer Documents will comply in all material respects with the provisions of applicable Federal securities laws and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (c) Each of Parent and Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC as promptly as practicable after the public announcement of the execution of this Agreement. Each of Parent and Purchaser will promptly correct any information in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Purchaser further will take all steps necessary to cause the Schedule TO or the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as promptly as practicable. The Company and its counsel shall be given the reasonable opportunity to review the Offer Documents, including the initial Schedule TO (as well as all amendments or supplements thereto), before any such document is filed with the SEC. In addition, Parent and Purchaser will provide the Company and its counsel with any comments or other communications, whether written or oral, Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

                  (d) The Offer shall be made by means of an Offer to Purchase which shall provide for an initial expiration date of twenty (20) business days from the date of commencement (the "Initial Expiration Date"). Parent and Purchaser agree that Purchaser shall not terminate or withdraw the Offer or extend the expiration date of the Offer unless at the expiration date of the Offer the conditions to the Offer shall not have been satisfied or earlier waived; provided that notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer on one occasion following the time that all of the conditions to the Offer have been satisfied as of the scheduled expiration date of the Offer for a period not to exceed five (5) business days, if the number of Shares tendered, together with any Shares beneficially owned by Parent or Purchaser or any other subsidiary of Parent, is less than 90% of the Shares outstanding on the scheduled expiration date of the Offer; provided, further, that if Purchaser elects to extend the Offer as set forth in the immediately preceding proviso, the obligation of Purchaser, and of Parent to cause Purchaser to, accept for payment, purchase and pay for all of the Shares tendered pursuant to the Offer and not withdrawn shall be subject only to the Minimum Condition and the conditions set forth in Sections (a), (b) and (g) of Annex A.

Section 1.2       Company Actions

                  (a) The Company represents that the Company Board of Directors has (i) unanimously determined that each of the Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, (ii) duly approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (collectively, the "Transactions"), and such approval is sufficient to render Section 203 of the DGCL inapplicable to this Agreement, and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the stockholders of the Company accept the Offer and tender their shares thereunder to Purchaser and approve and adopt this Agreement and the Merger. The Company further represents that Deutsche Bank Securities Inc. ("DB") has delivered to the Company's Board of Directors its written opinion that the consideration to be paid in the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company will promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer.

(b) As soon as practicable on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D_9 (together with all amendments or supplements thereto and including the exhibits thereto, the "Schedule 14D_9") which shall, subject to Section 5.3 of this Agreement, contain the recommendation referred to in clause (iii) of
Section 1.2(a) hereof. The Schedule 14D_9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published or sent to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company further agrees to take all steps necessary to cause the Schedule 14D_9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. The Company shall mail, or cause to be mailed, such Schedule 14D_9 to the stockholders of the Company at the same time the Offer Documents are first mailed to the stockholders of the Company together with such Offer Documents. The Company agrees promptly to correct any information in the Schedule 14D_9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D_9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case, as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review and comment on the Schedule 14D_9 and any other material to be filed by the Company with the SEC in connection with the Offer before it is filed with the SEC. In addition, the Company agrees to provide Parent, Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D_9 promptly after the receipt of such comments or other communications.

Section 1.3       Directors

                  (a) Subject to compliance with applicable law, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares which represents a majority of all outstanding Shares on a fully diluted basis, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of (i) the total number of directors on such Board (determined after giving effect to the directors designated by Parent pursuant to this sentence) and (ii) the percentage (expressed as a decimal) that the aggregate number of Shares beneficially owned by Parent bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon the request of Parent promptly secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be elected to the Company Board of Directors and shall take all actions available to the Company to cause Parent's designees to be so elected, subject to compliance with
Section 14(f) of the Exchange Act and Rule 14f_1 promulgated thereunder.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f_1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a) hereof, and shall include in the Schedule 14D_9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f_1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f_1 in order to fulfill its obligations under Section 1.3(a). Parent or Purchaser shall supply the Company information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f_1.

                  (c) In the event that Parent's designees are elected to the Company Board of Directors, subject to the other terms of this Agreement and until the Effective Time, the Company Board of Directors shall have at least two directors who are directors on the date hereof and neither of whom is an officer of the Company nor a designee, stockholder, affiliate or associate (within the meaning of the federal securities laws) of Parent (one or more of such directors, the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Director shall be entitled to designate persons to fill such vacancies who shall be deemed Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate one person to fill one of the vacancies who shall not be a stockholder, affiliate or associate of Parent or Purchaser and such person shall be deemed to be an Independent Director for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company Board of Directors, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement on behalf of the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, (c) extend the time for performance of Purchaser's obligations hereunder or (d) take any other action by the Company Board of Directors under or in connection with this Agreement.

Section 1.4 The Merger. In accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time (as defined in Section 1.5), the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (a) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this
Section 1.4. Pursuant to the Merger, (x) the Certificate of Incorporation of the Company (the "Certificate of Incorporation") shall be amended in its entirety to read as the Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article I thereof shall read as follows: "The name of the Corporation is THE NORTH FACE, INC." and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and (y) the Bylaws of Purchaser (the "Bylaws"), as in effect immediately prior to the Effective Time (as hereinafter defined), shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, such Certificate of Incorporation or such Bylaws.

Section 1.5 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, Parent, Purchaser and the Company shall cause to be executed and filed on the Closing Date (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") in the manner required by the DGCL a certificate of merger, and the parties shall take such other and further actions as may be required by law to make the merger effective. The time the Merger becomes effective in accordance with applicable law is hereinafter referred to as the "Effective Time."

Section 1.6 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof (the "Closing Date"), at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York, unless another date or place is agreed to in writing by the parties hereto.

Section 1.7 Directors and Officers of the Surviving Corporation. Subject to applicable law, the directors of Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws. If, at the Effective Time, a vacancy shall exist on the Company Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

Section 1.8 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.9 Stockholders' Meeting. If required by the Certificate of Incorporation and/or applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                        (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement; and otherwise comply with all legal requirements applicable to such meeting. Subject to Section 5.3, the Board of Directors of the Company shall recommend the approval and adoption of the Merger, this Agreement and the transactions contemplated hereby to the Company's stockholders;

                           (ii) promptly prepare and file with the SEC a
preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement") and all other proxy materials to be mailed to its stockholders, and (y) to obtain the necessary approvals of the Merger, Agreement and the transactions contemplated hereby by its stockholders; and

                           (iii) subject to Section 5.3, include in the Proxy
Statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                  (b) Parent will provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares then owned by it and Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement

         Section 1.10 Merger Without Meeting of Stockholders. Notwithstanding
Section 1.9 hereof, in the event that Parent, Purchaser and any other subsidiaries of Parent shall have acquired in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by Purchaser pursuant to the Offer, without a meeting of stockholders of the Company, in accordance with the DGCL.

         Section 1.11 Earliest Consummation. Each party hereto shall use its best efforts to consummate the Merger as soon as practicable.


                                   ARTICLE II
                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or holders of any class or series of common stock, par value $1.00 per share, of Purchaser ("Purchaser Common Stock"):

                  (a) Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (b) All Shares held by the Company as treasury stock or owned by Parent, Purchaser or any other subsidiary of Parent shall be cancelled and retired, and shall cease to exist and no consideration shall be delivered in exchange therefor.

                  (c) Each issued and outstanding Share immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and extinguished and be converted into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.3 hereof.

         Section 2.2 Dissenting Shares. Notwithstanding Section 2.1 hereof, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

         Section 2.3 Surrender of Shares; Stock Transfer Books.

                  (a) Before the consummation of the Merger, (i) Purchaser shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the holders of Shares (the "Paying Agent") for the payment of the Merger Consideration, and (ii) Parent shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment in accordance with this
Article II, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to the Merger to holders of Shares. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of Shares entitled thereto as contemplated by this Agreement. Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred as a result of Permitted Investments. If for any reason (including losses) such funds are inadequate to pay the amounts to which holders of Shares shall be entitled under this Agreement, Parent shall in any event be liable for payment thereof. Such funds deposited with the Paying Agent pursuant to this Section 2.3 shall not be used for any purpose except as expressly provided in this Agreement. From time to time at or after the Effective Time, Parent shall take all lawful action necessary to make the appropriate cash payments, if any, to holders of Dissenting Shares. Prior to the Effective Time, Parent shall enter into appropriate commercial arrangements to ensure effectuation of the immediately preceding sentence.

                  (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected and that the risk of loss of and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration (together, the "Transmittal Documents"). Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.3. Upon the surrender of Certificates in accordance with the terms and instructions contained in the Transmittal Documents, Purchaser shall cause the Paying Agent to pay the holder of such Certificates in exchange therefor cash in an amount equal to the Merger Consideration multiplied by the number of Shares represented by such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Purchaser).

                  (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of any shares of capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in this Article II. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented outstanding Shares.

                  (d) Promptly following the date which is six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the transactions contemplated hereby, which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

                  (e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.3(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

                  (f) The Merger Consideration paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable Federal, state, local or foreign withholding taxes or, as set forth in Section 2.3(b), stock transfer taxes payable by such holder.

         Section 2.4 Company Stock Plans.

                  (a) Immediately after the Acceptance Date, each holder of a then outstanding option under any employee stock option or compensation plan or arrangement (the "Options"), whether or not then exercisable or fully vested, and each holder of the warrants to purchase an aggregate of 202,597 Shares issued to certain parties (collectively, the "Warrants"), shall, in settlement thereof, receive for each Share subject to such Option, or Warrant, an amount (net of any applicable withholding tax) in cash equal to the difference between the Offer Price and the per Share exercise price of such Option, or Warrant, to the extent the Offer Price is greater than the per Share exercise price of such Option or Warrant (such excess amount with respect to Options being hereinafter referred to as the "Option Consideration," and such amount with respect to the Warrants being hereinafter referred to as the "Warrant Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under
Section 16(b) of the Exchange Act. Prior to the Acceptance Date, the Company shall use its reasonable efforts to obtain all necessary consents or releases from holders of Options and holders of Warrants, and take any such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 2.4 (except for such action that may require the approval of the Company's stockholders) and to otherwise cause each Option, and each Warrant, to be surrendered to the Company and cancelled at the Acceptance Date. The surrender of an Option, or

Warrant, to the Company shall be deemed a release of any and all rights the holder had or may have had in such Option or Warrant, other than the right to receive the Option Consideration or Warrant Consideration. Parent shall provide the Company with sufficient funds to make the payments required by this Section 2.4.

                  (b) Notwithstanding anything in this Agreement to the contrary, a vote of a majority of the Independent Directors shall be required to amend this Section 2.4 in any manner adverse to the holders of Options or Warrants described herein.

         Section 2.5 Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding the issuance of Shares upon exercise of currently outstanding Options or Warrants in accordance with their terms, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

         Section 2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Purchaser, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by the Company to Parent, which disclosure shall provide an exception to or otherwise qualify only the representations or warranties of Company specifically referred to in such disclosure, and such other representations and warranties to which such disclosure manifestly appears to be applicable (the "Company Disclosure Schedule"), as follows:

         Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals (collectively, "Licenses") required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Company Material Adverse Effect (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Company

Material Adverse Effect. As used herein, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries (as defined in Section 3.5 hereof), taken as a whole, provided, however, that in no event shall any effect that results from (a) changes affecting the retail industry generally, (b) changes affecting the United States economy generally, or (c) a so_called "going concern" qualification in respect of the Company's financial statements for the year ended December 31, 1999 or the absence of liquidity or capital resources giving rise thereto or the adverse effect on the Company's relations with customers, suppliers and others proximately resulting therefrom constitute a Company Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the Certificate of Incorporation and the Bylaws of the Company as currently in effect.

         Section 3.2 Corporate Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized, and this Agreement has been approved, by the Board of Directors of the Company and no other corporate proceedings on the part of the Company, other than with respect to the Merger, the approval and adoption of the Merger and this Agreement by the Company's stockholders to the extent required by the Certificate of Incorporation and by applicable law, are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Purchaser, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         Section 3.3 Consents And Approvals; No Violations

                  (a) None of the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any applicable law or any provision of the Certificate of Incorporation or the Bylaws of the Company; (ii) require any consent or other action by any Person under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which the Company or any of its Subsidiaries (as defined in Section 3.5 hereof) is a party or by which any of them or any of their assets may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any applicable law or any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which the Company or any of its Subsidiaries (as defined in Section 3.5 hereof) is subject, excluding from the foregoing clauses (ii)


                                      -12
and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or Purchaser or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent or Purchaser.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, court, tribunal, commission, board, bureau, department, political subdivision or other instrumentality of any government (including any regulatory or administrative agency), whether federal, state, multinational (including, but not limited to, the European Community), provincial, municipal, domestic or foreign (each, a "Governmental Entity") is required in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except (i) the filing of an agreement of merger together with an officer's certificate of the Company and Purchaser in accordance with the DGCL; (ii) compliance with any applicable requirements of the Hart_Scott_Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"); (iv) compliance with any applicable requirements of state blue sky or takeover laws and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings (A) the failure of which to be obtained or made would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect and would not have a material adverse effect on the ability of the Company to perform its obligations hereunder or (B) that become applicable as a result of the business or activities in which Parent or Purchaser or any of their respective affiliates is or proposes to be engaged or any acts or omissions by, or facts specifically pertaining to, Parent or Purchaser.

         Section 3.4 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock. As of March 9, 2000, there were 12,751,896 shares of Common Stock issued and outstanding. All shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the Option Plans (as defined below) will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights. The Company has no shares of its capital stock reserved for issuance, except for shares reserved for issuance pursuant to Options issued under the Company's 1994 Stock Incentive Plan, 1995 Stock Incentive Plan, 1996 Stock Incentive Plan, 1996 Directors' Stock Option Plan and 1998 Nonstatutory Stock Option Plan (the "Option Plans"), which Options as of the date of this Agreement cover the number of shares, and have the vesting dates and exercise prices, as set forth in Section 3.4 of the Company Disclosure Schedule, 202,597 shares reserved for issuance pursuant to outstanding Warrants and 87,706 shares reserved for issuance pursuant to the Company's Employee Stock Purchase Program. Except as set forth in Section 3.4 of the Company Disclosure Schedule, there are no pre_emptive rights or outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of the Company's Subsidiaries (as defined in Section 3.5). After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of the Company's capital stock or capital stock of the Surviving Corporation (except as contemplated by Section 2.4 hereof). Except as set forth in this Section 3.4 and for changes since March 9, 2000, resulting from the exercise of employee stock options outstanding on such date and the issuance of up to 87,706 shares pursuant to the Company's Employee Stock Purchase Program, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company's capital stock. No Subsidiary of the Company owns any capital stock or other voting securities of the Company.

         Section 3.5 Subsidiaries.

                  (a) Each Subsidiary of the Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all corporate powers and all Licenses required to carry on its business as now conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for failures of this representation and warranty to be true which would not, in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, "Subsidiary" means with respect to any Person, any corporation or other legal entity of which such Person owns, directly or indirectly, more than 50% of the outstanding stock or other equity interests, the holders of which are entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. All Subsidiaries and their respective jurisdictions of incorporation are identified in Section 3.5 of the Company Disclosure Schedule.

                  (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any lien, security interest or other encumbrance (a "Lien") and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for the security interest of the banks under the Company's loan agreement referred to in Section 3.21 of the Company Disclosure Schedule (the "Loan Agreement").

         Section 3.6 SEC Documents. Except for the 1999 10_K, which has not yet been filed, the Company has filed all required reports, proxy statements, registration statements, forms and other documents with the SEC since December 31, 1997 (the "Company SEC Documents"). As of their respective dates, and giving effect to any amendments thereto or restatements thereof, (a) the

Company SEC Documents complied, and, at the time the 1999 10_K is filed, the 1999 10_K will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (b) none of the Company SEC Documents contained, and, at the time the 1999 10_K is filed, the 1999 10_K will not contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were (or, in the case of the 1999 10_K, will be) made, not misleading.

         Section 3.7 Financial Statements. The financial statements of the Company (including, in each case, any notes and schedules thereto) included in the Company SEC Documents giving effect to any amendment thereto or restatements thereof (a) were prepared from the books and records of the Company and its Subsidiaries, (b) comply as to form in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, (c) are in conformity with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis (except in the case of unaudited statements, as permitted by Form 10_Q as filed with the SEC under the Exchange Act) during the periods involved and (d) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year_end audit adjustments which were not and are not expected to be, individually or in the aggregate, material in amount).

         Section 3.8 Absence Of Undisclosed Liabilities. Except as set forth in the Company SEC Documents or in Sections 3.12, 3.13, 3.15 or 3.21 of the Company Disclosure Schedule, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet included in the Company SEC Documents, except for those that could not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) and there is no existing condition, situation, or set of circumstances that could reasonably be expected to result in such a liability.

         Section 3.9 Information in Proxy Statement and Offer Documents

                  (a) The Proxy Statement, if any (or any amendment thereof or supplement thereto), at the date mailed to Company shareholders and at the time of the meeting of the Company shareholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  (b) The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent specifically for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 3.10 Absence of Certain Changes. Except as set forth in
Section 3.10 of the Company Disclosure Schedule, since December 31, 1999, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices. Since December 31, 1999, there has not occurred (i) any event, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company or any of its Subsidiaries or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (iii) any change in accounting principles or methods, except insofar as may be required by a change in GAAP; (iv) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries; (v) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business or in accordance with the Loan Agreement; (vi) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices or in accordance with the Loan Agreement; (vii) any making of any loan, advance or capital contributions to or investment in any entity, other than loans, advances or capital contributions to or investments in its wholly_owned Subsidiaries made in the ordinary course of business consistent with past practices; (viii) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ix) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taking as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices, those contemplated by the Agreement and the amendment to the Loan Agreement referred to in Section 3.21 of the Company Disclosure Schedule;
(x) any (1) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (2) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (3) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (4) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit_sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, or (5) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practices; or (xi) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at December 31, 1999, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

         Section 3.11 Taxes.

                  (a) Except as set forth in Section 3.11 of the Company Disclosure Schedule, (1) all federal, state, local and foreign Tax Returns (as defined below) required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member (a "Company Group") have been timely filed, and all returns filed are complete and accurate except to the extent any failure to file or any inaccuracies in filed returns would not, individually or in the aggregate, have a Company Material Adverse Effect;
(2) all Taxes (as defined below) due and owing by the Company, any Subsidiary of the Company or any Company Group have been paid, or adequately reserved for in accordance with GAAP, (3) there is no presently pending or, to the knowledge of the Company, contemplated or scheduled material claim, audit, examination, deficiency, refund litigation, proposed adjustment or matter (each a "Tax Issue") in controversy with respect to any Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group, nor has the Company or any Subsidiary of the Company filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax; (4) all assessments for Taxes due and owing by the Company, any Subsidiary of the Company or any Company Group with respect to completed and settled examinations or concluded litigation have been paid; (5) neither the Company nor any Subsidiary of the Company is a party to any tax indemnity agreement, tax sharing agreement or other agreement under which the Company or any Subsidiary of the Company could become liable to another person as a result of the imposition of a Tax upon any person, or the assessment or collection of such a Tax; and (6) the Company and each of its Subsidiaries has complied in all material respects with all rules and regulations relating to the withholding of Taxes.

                  (b) For purposes of this Agreement, (i) "Taxes" means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value_added, license, payroll, withholding, social security and franchise or other governmental taxes, duties or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax attributable to such taxes and (ii) "Tax Return" means any report, return, statement or other written information required to be supplied to a taxing authority in connection with Taxes.

         Section 3.12 Employee Matters.

                  (a) Except for any plan, fund, program, agreement or arrangement that is subject to the laws of any jurisdiction outside the United States, Schedule 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each material deferred compensation, incentive compensation, and equity compensation plan; material "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); material "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each material employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is in writing and sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (each, an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee, consultant, director or former employee, consultant or director of the Company or any Subsidiary of the Company. The plans, funds, programs, agreements and arrangements listed on Schedule 3.12(a) of the Company Disclosure Schedule are referred to herein collectively as the "Plans."

                  (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, the most recent reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

                  (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Plan subject to Title IV of ERISA.

                  (d) No Plan is a "multiemployer plan," as defined in Section 3(37) of ERISA, nor is any Plan a plan described in Section 4063(a) of ERISA.

                  (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

                  (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or in the case of such a Plan for which a favorable determination letter has not yet been received, the applicable remedial amendment period under Section 401(b) of the Code has not expired and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

                  (g) Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or
(iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary), dependant or other covered person.

                  (h) There are no pending, or to the knowledge of the Company, threatened or anticipated, claims that would reasonably be expected to have a Company Material Adverse Effect by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                  (i) Except as set forth in Section 3.12 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, other than payments, accelerations or increases (x) under employee benefit plans that are subject to the laws of a jurisdiction outside of the United States and are listed on Section 3.12(i) of the Company Disclosure Schedule or (y) mandated by applicable law.

                  (j) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                  (k) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, a Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

                  (l) To the knowledge of the Company, all employee benefit plans that are subject to the laws of any jurisdiction outside the United States have been maintained in substantial compliance with their terms and are in material compliance with such applicable laws, including relevant Tax laws, and the requirements of any trust deed under which they were established, except for such exceptions to the foregoing which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Section 3.12(l) of the Company Disclosure Schedule lists all material employee pension benefit plans that are subject to the laws of any jurisdiction outside the United States except for such plans that are governmental or statutory plans.

                  (m) Section 3.12(m) of the Company Disclosure Schedule lists each agreement, arrangement, understanding or contract (a "Severance Contract") that provides for severance, termination of employment, retention or other special transaction bonus or similar benefit, or other similar benefits, to any employee or former employee of the Company ("Severance Benefits") and identifies the Severance Benefits thereunder (it being understood that the omission from Schedule 3.12(m) of the Company Disclosure Schedule of Severance Contracts under which the aggregate amount of Severance Benefits is less than $100,000 shall not be deemed a misrepresentation). No Severance Contract listed in such Section 3.12(m) entitles any such employee or former employee to receive any such benefit if the individual's employment is terminated for "cause" or if the individual otherwise commits (by action or omission) an act constituting "cause".

         Section 3.13 Litigation; Compliance With Laws.

                  (a) Except as set forth in the Company SEC Documents, in
Section 3.13 of the Company Disclosure Schedule or as otherwise covered by insurance, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company threatened against, the Company, any Subsidiary of the Company, any present or former officer, director or employee of the Company or any Subsidiary or any other person for whom the Company may be liable or any of their respective properties before any court or arbitrator or any Governmental Entity which would reasonably be expected to have a Company Material Adverse Effect.

                  (b) The Company and its Subsidiaries are and, since January 1, 1998, have been in compliance with, and to the knowledge of the Company are not under investigation with respect to and have not been threatened to be charged with or been given notice of any violation of, any applicable laws, ordinances, rules, orders and regulations of any federal, state, local or foreign governmental authority applicable to their respective businesses and operations, except for such violations, if any, which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All governmental approvals, permits and Licenses required to conduct the business of the Company and its Subsidiaries have been obtained, are in full force and effect and are being complied with except for such violations and failures to have Licenses in full force and effect, if any, which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.14 Labor Matters.

                  (a) The Company and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Company Material Adverse Effect. The Company is in compliance with, and is performing in all material respects all its obligations under, the Conciliation Agreement between the U.S. department of Labor/ESA, Office of Federal Contract Compliance Programs and the Company.

                  (b) As of the date of this Agreement (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against the Company; (ii) to the knowledge of the Company, no union organizing campaign with respect to the Company's employees is underway; (iii) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (iv) there is no written grievance pending relating to any collective bargaining agreement or other grievance procedure; (v) to the knowledge of the Company, no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; and
(vi) there are no collective bargaining
agreements with any union covering employees of the Company, except for such exceptions to the foregoing clauses (i) through (v) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.15 Certain Contracts and Arrangements. Except as set forth in Section 3.15 of the Company Disclosure Schedule, each contract or agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such contract or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.16 Environmental Matters.

                  (a) (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence or release of any Hazardous Materials at any location, currently or formerly leased, owned or operated by the Company or any of its Subsidiaries or (B) any matters relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law (as defined hereafter).

                           (ii) "Environmental Laws" means all federal, state,
local and foreign laws (including, without limitation, common law) and any regulations, treaty, permit or governmental restriction, or any agreement with any governmental authority, relating to pollution or protection of the environment, including, without limitation, laws relating to releases or threatened releases of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

                           (iii) "Hazardous Materials" means all substances
defined as hazardous materials, hazardous wastes, hazardous substances, oils, pollutants or contaminants or other chemical substances in, or regulated as such under, any Environmental Law.

                  (b) (i) The Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failures to be in compliance would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its

Subsidiaries has received any written communication alleging that the Company or any of its Subsidiaries is not in such compliance or may have liability under any Environmental Law, except where failures to be in compliance or such liability would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                           (ii) There is no Environmental Claim pending or
threatened against the Company or any of its Subsidiaries that could result in any environmental liability that would, in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

                           (iii) There are no present or past actions,
activities, circumstances, conditions, events or incidents that could result in any environmental liability that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

                  (c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the company or any Subsidiary has knowledge in relation to the current or prior business of the Company or any Subsidiary or any property or facility currently or formerly owned, leased or operated by the Company or any Subsidiary which has not been delivered to Purchaser at least five days prior to the date hereof.

                  (d) Neither the Company nor any subsidiary owns, leases or operates any real property, or conducts any operations, in New Jersey or Connecticut.

                  (e) For purposes of this Section 3.16, "Company" and "Subsidiary" shall include any entity which is, in whole or in part, a predecessor of the Company or any Subsidiary.

         Section 3.17 Intellectual Property.

                  (a) The Company and its Subsidiaries own or have the right to use all material Intellectual Property (as defined hereafter) reasonably necessary for the Company and its Subsidiaries to conduct their business as it is currently conducted. Schedule 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all patent applications and issued patents; and all registrations for trademarks, service marks and trade names, copyrights, domain names and trade dress used or held for use by the Company or any of its Subsidiaries in the conduct of their business specifying as to each such item, as applicable: (i) the owner or owners of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective registration or application number of the item and (iv) the date of application and registration of the item. Section 3.17(b) of the Company Disclosure Schedule contains a complete and accurate list of all material agreements to which the Company or any Subsidiary is a party that provides for the license or sublicense of Intellectual Property.

                  (b) (i) All of the registrations relating to material Intellectual Property owned by the Company and its Subsidiaries are valid, subsisting and unexpired, free of all liens or encumbrances (other than pursuant to the Loan Agreement), and have not been abandoned; (ii) to the knowledge of the Company, the Company does not infringe the intellectual property rights of any third party in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no judgment, decree, injunction, rule or order has been rendered by Governmental Entity which would limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property owned by the Company in any respect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) the Company has not received notice of any pending or threatened suit, action or adversarial proceeding that seeks to limit, cancel or question the validity of, or the Company's or its Subsidiaries' rights in and to, any Intellectual Property, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                  (c) For purposes of this Agreement "Intellectual Property" shall mean all rights, privileges and priorities provided under U.S., state and foreign law relating to intellectual property, including without limitation all
(x) (1) proprietary inventions, discoveries, processes, formulae, patterns, designs, methods, techniques, procedures, concepts, developments, technology, new and useful improvements to any of the foregoing and proprietary know_how relating thereto, whether or not patented or eligible for patent protection;
(2) copyrights and copyrightable works; (3) trademarks, service marks, trade names, domain names and trade dress, the goodwill of any business symbolized thereby, and all common law rights relating thereto; (4) trade secrets and other confidential information; (y) all registrations, applications and recordings for any of the foregoing and (z) licenses or other similar agreements granting to the Company or any of its Subsidiaries the rights to use any of the foregoing.

         Section 3.18 Opinion Of Financial Advisor. The Company has received the opinion of DB to the effect that, as of the date hereof, the consideration to be received by the holders of Shares is fair from a financial point of view to such holders.

         Section 3.19 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has approved this Agreement and (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together are fair to and in the best interests of the stockholders of the Company; and (ii) resolved to recommend that the stockholders of the Company tender their Shares into the Offer, adopt this Agreement and approve the Merger.

         Section 3.20 Rights Plan; Antitakover Statues. The Board of Directors of the Company has approved and adopted an amendment to the Preferred Shares Rights Agreement between the Company and American Stock Transfer and Trust Co., dated as of July 6, 1998 (the "Rights Agreement") which provides that neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated by this Agreement shall cause Parent or Purchaser to be deemed to be "Acquiring Persons" within the meaning of the Rights Agreement and the Company has taken all other action necessary to render the rights issued pursuant to the Rights Agreement inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby. The Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the provisions of Section 203 of DGCL, and, accordingly, no such Section nor other antitakeover or similar statute or regulation applies or purports to apply to any such transaction. No other "control share acquisition," "fair price," "moratorium" or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.
         Section 3.21 Finders' Fees. Except for DB, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any Subsidiary of the Company that would be entitled to any fee or commission from the Company, any Subsidiary of the Company, Parent or any of Parent's affiliates upon consummation of the transactions contemplated by this Agreement.


                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and Purchaser, jointly and severally, represent and warrant to the Company subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "Parent Disclosure Schedule"), as follows:

         Section 4.1 Corporate Existence and Power. Each of Parent and Purchaser is a corporation duly incorporated (or other entity duly organized), validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate or other power, as the case may be, and all Licenses required to carry on its business as now conducted except for failures to have any such License which would not, in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified would not reasonably be expected to, in the aggregate, have a Parent Material Adverse Effect. As used herein, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, provided, however, that in no event shall any effect that results from (a) changes affecting the retail industry generally or (b) changes affecting the United States economy generally, constitute a Parent Material Adverse Effect.

         Section 4.2 Authorization. Each of Parent and Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by the Boards of Directors of Parent and Purchaser, by Parent as the sole stockholder of Purchaser, this Agreement has been approved by the Board of Directors of Purchaser, and no other proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

         Section 4.3 Consents And Approvals; No Violations.

                  (a) Neither the execution and delivery of this Agreement nor the performance by each of Parent and Purchaser of its obligations hereunder will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or other governing or organizational documents) of Parent or Purchaser, as the case may be, or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or obligation to repurchase, repay, redeem or acquire or any similar right or obligation) under any of the terms, conditions or provisions of any note, mortgage, letter of credit, other evidence of indebtedness, guarantee, license, lease or agreement or similar instrument or obligation to which any of Parent or Purchaser is a party or by which any of them or any of the respective assets used or held for use by any of them may be bound or (iii) assuming that the filings, registrations, notifications, authorizations, consents and approvals referred to in subsection (b) below have been obtained or made, as the case may be, violate any order, injunction, decree, statute, rule or regulation of any Governmental Entity to which either Parent or Purchaser is subject, excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and would not reasonably be expected to have a material adverse effect on the ability of either Parent or Purchaser to consummate the transactions contemplated hereby or (B) that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

                  (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by each of Parent and Purchaser or the performance by any of them of their respective obligations hereunder, except (i) the filing of an agreement of merger together with an officer's certificate of the Company and Purchaser in accordance with the DGCL;
(ii) compliance with any applicable requirements of the HSR Act or any foreign laws regulating competition, antitrust, investment or exchange controls; (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iv) compliance with any applicable requirements of state blue sky or takeover laws; and (v) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings, the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and would not have a material adverse effect on the ability of either Parent or Purchaser to perform their respective obligations hereunder or that become applicable as a result of any acts or omissions by, or facts specifically pertaining to, the Company.

         Section 4.4 Information in Proxy Statement. None of the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

         Section 4.5 Share Ownership. Neither Parent nor Purchaser beneficially owns any shares of capital stock of the Company.

         Section 4.6 Financing. Parent has, or will have prior to the expiration of the Offer, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full for all Shares validly tendered into the Offer or outstanding at the Effective Time.

Section 4.7 Finders' Fees. Except for Salomon Smith Barney Inc., whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that might be entitled to any fee or commission in connection with or upon consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.


                                   ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 5.1 Acquisition Proposals. The Company will notify Purchaser promptly (but in no event later than 24 hours) if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or its executive officers, directors, investment bankers, attorneys, accountants or other agents, in each case in connection with any Acquisition Proposal (as defined below). The Company shall provide such notice orally and in writing and, subject to the Company's directors' performance of their fiduciary duties, shall identify the person or entity making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Subject to the Company's directors' performance of their fiduciary duties, the Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any material Subsidiary (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any material Subsidiary or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions to be effected pursuant to this Agreement.

         Section 5.2 Interim Operations of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their businesses in the ordinary course consistent with past practice and shall use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

                  (a) The Company will not adopt or propose any change to its certificate of incorporation or bylaws;

                  (b) The Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

                  (c) The Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or material amount of assets, securities or property (including, without limitation, the stock or assets of La Sportiva USA, Inc.) except pursuant to existing contracts or commitments and in the ordinary course consistent with past practice;

                  (d) The Company will not, and will not permit any of its Subsidiaries to, knowingly take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time; and

                  (e) The Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         Section 5.3 No Solicitation.

                  (a) Except as provided in Section 5.3(b) below, the Company, from the date of this Agreement until the earlier of termination of this Agreement or the Acceptance Date, will not nor shall it authorize or permit its officers, directors, employees, investment bankers, attorneys, accountants and other agents to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any person or entity (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries; provided, however, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit the Company or the Company Board of Directors from (i) taking and disclosing to the Company's stockholders its position with respect to a tender or exchange offer by a third party pursuant to Rules 14d_9 and 14e_2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors is necessary for the Company Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law.

                  (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning its business, properties or assets to any person or entity pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated January 20, 2000, entered into between Parent and the Company (the "Confidentiality Agreement") and may negotiate and participate in discussions and negotiations with such person or entity concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm and taking into account all the terms and conditions of the Acquisition Proposal, including any break_up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all the Company's stockholders than as provided hereunder and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company and (y) in the opinion of the Company Board of Directors, the failure to provide such information or access or to engage in such discussions or negotiations would cause the Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Company shall promptly, and in any event within 24 hours following receipt of a Superior Proposal, notify Parent of the receipt of the same and prior to entering into a confidentiality agreement with such person or entity.

                  (c) Except as set forth herein, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Board of Directors of the Company may (subject to the terms of this Agreement) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, in each case, in connection with a Superior Proposal, or approve or recommend a Superior Proposal.

         Section 5.4 Notices of Certain Events. The Company shall promptly notify Parent of:

                  (a) any notice or other communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12, 3.13 or 3.20, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

         Section 6.1 Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use its best efforts to respond promptly to any comments made by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. In such event, the Proxy Statement shall contain the recommendation of the Board of Directors in favor of the Merger.

         Section 6.2 Meeting of Stockholders of the Company. At the Special Meeting, if any, the Company shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Purchaser, advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger. Parent and Purchaser agree that each shall vote, or cause to be voted, in favor of the Merger all Shares directly or indirectly beneficially owned by it.
         Section 6.3 Additional Agreements. Each of the parties hereto agrees to use its best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         Section 6.4 Access; Confidentiality. From the date hereof to the Effective Time, upon reasonable notice and subject to the terms of the Confidentiality Agreement, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Acceptance Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to the Parent upon Parent's request (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. The Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

         Section 6.5 Consents and Approvals. Each of Parent, Purchaser and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and, subject to such confidentiality agreements as may be reasonably necessary or requested, furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the Transactions.

                  (a) Each of the Company, Purchaser and Parent shall take all reasonable actions (including cooperating with each other) necessary to file as soon as practicable notifications under the HSR Act, or under comparable merger notification laws of non_U.S. jurisdictions and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice or the authorities of such other jurisdiction for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

         Section 6.6 Publicity. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any release or statement that may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         Section 6.7 Directors' and Officers' Insurance and Indemnification. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

                  (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable laws or as provided under the certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

                  (b) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the

Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 6.7(b), the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount Company has disclosed to Parent prior to the date hereof.

                  (c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.7.

                  (d) The rights of each Indemnified Person under this Section
6.7 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger for the periods set forth above and are intended to benefit, and shall be enforceable by, each Indemnified Person.

         Section 6.8 Purchaser Compliance. Parent shall cause Purchaser to comply with all of its obligations under this Agreement.

         Section 6.9 Best Efforts.

                  (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and the Company, agree to use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary and appropriate, under any applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the acceptance for payment, and payment for, the Shares in the Offer or the Closing.

                  (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to and subject to such confidentiality agreements as may be reasonably necessary or requested, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement unless otherwise prohibited by law. If any party hereto or affiliate thereof receives a request for additional information or documentary material from any such Government Entity with respect to the transactions contemplated by this Agreement then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers of permits or Environmental Permits are required as a result of execution of this Agreement or consummation of the transactions contemplated hereby, the Company shall use its commercially reasonable efforts to effect such transfers.

                  (c) Notwithstanding anything else contained herein, the provisions of Sections 6.3 and 6.5 and this Section 6.9 shall not be construed to require any party to undertake any particular efforts or to take any particular action if the result thereof would give rise to one of the events or conditions set forth in Section (a) of Annex A.

         Section 6.10 Employee Benefits.

                  (a) Parent agrees that the Company will honor and, on and after the Effective Time, Parent will cause the Surviving Corporation to honor all employment, benefit, severance, termination, consulting and retirement agreements to which the Company or any of its subsidiaries presently is a party, including the Plans.

                  (b) Parent shall cause the Surviving Corporation to take such actions as are necessary so that, until December 31, 2000, employees of the Company and its subsidiaries during such period will be provided such employee benefit plans and programs (other than incentive compensation or similar programs) as will provide benefits which in the aggregate are not materially less favorable than those provided to such employees as of the date hereof under the Plans.

                  (c) Nothing in this Section 6.10 will be or be deemed to be for the benefit of, or enforceable by, any person who is not a party hereto, including, without limitation, any employee of the Company, the Surviving Corporation or any of their respective subsidiaries or shall be deemed to limit the Surviving Corporation's or its subsidiaries' ability to modify or eliminate any Plan.

         Section 6.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VII
                                   CONDITIONS

         Section 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

                  (a) Stockholder Approval. If required by the DGCL, this Agreement shall have been approved and adopted by the Company's stockholders in accordance with such law; provided, however, that Parent and Purchaser shall vote all Shares purchased in the Offer in favor of such approval;

                  (b) Statutes; Court Orders. No statute, rule, regulation, judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

                  (c) Purchase of Shares in Offer. Purchaser shall have purchased, or caused to be purchased, the Shares pursuant to the Offer; provided, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of this Agreement.


                                  ARTICLE VIII
                                  TERMINATION

         Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof (provided, however, that if Shares are purchased pursuant to the Offer, Parent may not in any event terminate this Agreement):

                  (a) By mutual written consent of Parent and the Company; or

                  (b) By Parent or the Company if, without any material breach by such terminating party of its obligations under this Agreement, the purchase of Shares pursuant to the Offer shall not have occurred on or before June 15, 2000; or

                  (c) By either Parent or the Company if there shall be any law or regulation that makes acceptance for payment of, and payment for, the Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited or a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such judgment, injunction, order or decree shall have become final and nonappealable; or

                  (d) By the Company, but only prior to the Acceptance Date, if it shall have received a Superior Proposal which the Board of Directors has determined is more favorable to the stockholders of the Company than the transactions contemplated hereby in the manner permitted by, and in compliance with, Section 5.3, provided that the Company shall have paid any amounts due pursuant to Section 9.3 in accordance with the terms, and at the times, specified therein, and provided, further, that, unless the Company's Board of Directors is advised by its principal, independent legal advisor that it would be in contravention of the performance of the directors' fiduciary duties to do so, (i) the Company notifies Parent, in writing and at least 72 hours prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal of the nature described in Section 5.3(b), attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (ii) Parent does not make, within 72 hours of receipt of such written notification, an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such 72_hour period;

                  (e) By Parent, but only prior to the Acceptance Date, if (i) the Company Board of Directors shall have withdrawn, modified, or changed in any adverse respect its recommendation of this Agreement, the Merger and the transactions contemplated hereby, (ii) the Company Board of Directors shall have recommended to its stockholders a Superior Proposal, or (iii) resolved to do any of the foregoing, provided that in no way shall such termination release the Company from its obligation to pay any amounts due pursuant to Section 9.3 in accordance with the terms, and at the times, specified therein; or

                  (f) By Parent, if the 1999 10_K shall not have been filed on or prior to May 1, 2000.

         Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made (unless the Agreement is terminated pursuant to Section 8.1(a)), and this Agreement shall forthwith become null and void and there shall be no liability on the part of any party or its directors, officers or shareholders, except for the provisions of this
Section 8.2 and Section 9.3 hereof; provided, however, that nothing in this
Section 8.2 shall relieve any party to this Agreement of liability for any willful or intentional breach of this Agreement.

                                   ARTICLE IX
                                 MISCELLANEOUS

         Section 9.1 Amendment and Modification. Subject to applicable law and except as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors or equivalent governing bodies, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.2 Non_Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the acceptance for payment, and payment for, the Shares by Purchaser pursuant to the Offer.

         Section 9.3 Expenses.

                  (a) Except as expressly set forth in Section 9.3(b) below, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  (b) If a Payment Event occurs, then the Company shall pay Parent (by wire transfer of immediately available funds), if, pursuant to clause (x) of the definition of Payment Event below, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (y) of the definition of Payment Event below, within two Business Days following such Payment Event a fee equal to $5 million. Upon such termination, the Company shall also reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after such termination, for 100% of their Expenses (as defined in clause (c) below). "Payment Event" means
(x) the termination of this Agreement pursuant to Sections 8.1(d) or (e), or
(y) if any Acquisition Proposal has been made prior to the expiration or termination of the Offer, the occurrence of any of the following events (in the case of clauses (i), (ii) and (iii) below, whether or not the Third Party referred to therein was the person or entity making the Acquisition Proposal) within 12 months of the termination of this Agreement pursuant to Section 8.1(b) whereby stockholders of the Company receive, pursuant to any such event, cash, securities or other consideration having an aggregate value, when taken together with the value of any securities of the Company or its Subsidiaries otherwise held by such stockholders after such event, in excess of $2.00 per
Share: (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a person or entity which is not an Affiliate of Parent or Purchaser (a "Third Party"); (ii) a Third Party, directly or indirectly, acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Shares; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Shares or an extraordinary dividend relating to more than 50% of the outstanding Shares or 50% of the assets of the Company and its Subsidiaries, taken as a whole.

                  (c) As used herein, the term "Expenses" shall mean all of Parent's, Purchaser's and their affiliates' reasonable out_of_pocket expenses (including all fees and expenses of counsel, accountants, experts, investment bankers, financial and other consultants to Parent, Purchaser and their affiliates) incurred by them or on their behalf in connection with the transactions contemplated by this Agreement, including, but not limited to, in connection with the negotiation, preparation, execution and performance of this Agreement and the Parent's due diligence investigation of the Company.

                  (d) The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Purchaser would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 9.3 promptly, it shall also pay any costs and expenses incurred by Parent or Purchaser in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

         Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)     if to Parent or Purchaser, to:

                          Candace S. Cummings
                          Vice President, Administration and General Counsel VF Corporation
                          628 Green Valley Road, Suite 500
                          Greensboro, NC  27408
                          Telephone: (336) 547-6000
                          Facsimile: (336) 547-7630

                  (b)     with a copy to:

                          George R. Bason, Jr.
                          Davis Polk & Wardwell
                          450 Lexington Avenue
                          New York, NY  10017
                          Telephone: (212) 450-4000
                          Facsimile: (212) 450-4800
                          if to the Company, to:

                          The North Face, Inc.
                          2013 Farallon Drive
                          San Leandro, California 94577
                          Attention:  Chairman of the Board of Directors and
                                      Chief Executive Officer
                           Telephone: (510) 618-3500
                           Facsimile: (510) 618-3557

                          with a copy to:

                          Proskauer Rose, LLP
                          1585 Broadway
                          New York, NY 10036
                          Attention:  Edward W. Kerson, Esq.
                          Telephone: (212) 969-3290
                          Facsimile: (212) 969-2900

         Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b_2 of the Exchange Act. As used in this Agreement, the term "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

         Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement:

                  (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement), and

                  (b) except as provided in Section 6.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 9.9 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

         Section 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         Section 9.11 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

         Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or any other subsidiary of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        VF CORPORATION

                                        By: /s/ Frank C. Pickard III
                                           -------------------------------------
                                           Name: Frank C. Pickard III
                                           Title: Vice President Treasurer


                                        SEQUOIA ACQUISITION, INC.

                                        By: /s/ Frank C. Pickard III
                                           -------------------------------------
                                           Name: Frank C. Pickard III
                                           Title: Vice President
                                                  and Assistant Secretary


                                        THE NORTH FACE, INC.

                                        By: /s/ Geoffrey D. Lurie
                                           -------------------------------------
                                           Name: Geoffrey D. Lurie
                                           Title: CEO

                                    ANNEX A


         Notwithstanding any other provisions of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e_1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (A) unless (i) there are validly tendered and not withdrawn prior to the expiration date for the Offer that number of Shares which, when added to the Shares owned by Purchaser, will represent at least a majority of the outstanding Shares on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act has expired or terminated prior to expiration of the Offer; and/or (B) if at any time on or after the date of the Agreement and before the expiration date of this Offer, if any of the following events shall have occurred and be continuing:

                  (a)(i) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by Parent or Purchaser or the consummation of the Merger,
         (B) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (C) seeking to restrain or prohibit Parent's ownership or operation (or that of its Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (D) seeking to impose or confirm material limitations on the ability of Parent, Purchaser or any of Parent's other Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Purchaser or any of Parent's other Affiliates on all matters properly presented to the Company's stockholders, (E) seeking to require divestiture by Parent, Purchaser or any of Parent's other Affiliates of any Shares or (F) that otherwise, in the judgment of Parent, is likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect (any action or proceeding described in clauses (A) through (E), a "Significant Proceeding"); or (ii) there shall be instituted or pending any other Significant Proceeding, or any development shall have occurred in any action or proceeding pending on the date hereof that, in each case, in the judgment of Parent is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect; or

         (b) there shall have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency, domestic, foreign or supranational, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, that, in the judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i)(A) through (F) of paragraph (a) above; or

         (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or any of its Subsidiaries that, in the reasonable judgment of Parent, is or is likely to have a Company Material Adverse Effect; or

         (d) any of the representations and warranties of the Company contained in the Agreement shall not be true and correct when made, (ii) any of the representations and warranties of the Company contained in the Agreement (other than Section 3.11(a)(3)) shall not be true and correct at any time prior to the consummation of the Offer as if made at and as of such time or (iii) the representation set forth in Section 3.11(a)(3) of the Agreement shall not be true and correct at any time prior to the consummation of the Offer as if made at and as of such time due to the existence of a Tax Issue or Tax Issues that would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; or

         (e) the Company shall have breached or failed to perform or comply in all material respects with the obligations under the Agreement to be performed or complied with by it; or

         (f) the Agreement shall have been terminated in accordance with its terms; or

         (g) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company exists and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D_9) in a manner adverse to Purchaser its recommendation of the Offer, the Agreement or the Merger; or

         (h) it shall have been publicly disclosed or Purchaser shall have otherwise learned that (1) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or its affiliates or any group of which any of them is a member or any person or group that, on the date of the Agreement, has beneficial ownership (determined pursuant to Rule 13(d)_3 promulgated under the Exchange Act) of more than 10% of the outstanding Shares and which had filed a Schedule 13D or 13G with the SEC on or prior to March 31, 2000, shall have acquired beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares); or (2) any person or group that, prior to March 31, 2000, had filed a Schedule 13D or 13G with the SEC, shall have acquired beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, constituting 5% or more any such class or series; or (3) any person or group shall have entered into a definitive agreement or agreement in principle with the Company with respect to a merger, consolidation or other business combination with the Company; or

         (i) the Company or any material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

         (j) an involuntary case or other proceeding shall be commenced against the Company or any material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property; or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

         (k) the Company's and its Subsidiaries' existing lenders and their Affiliates shall not have continued to fund the business of the Company and its Subsidiaries on substantially the same basis as had been applicable prior to the date of the Agreement;

which, in the sole judgment of Purchaser in any such case, and regardless of the circumstances (including any action or omission by Purchaser or Parent) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

         The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, subject in each case to the terms of this Agreement. The failure by Parent or Purchaser at anytime to exercise any of the foregoing rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

          The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement and Plan of Merger among the Perent, Purchaser and the Company to which it is annexed (the "Agreement").